Exhibit 99.1



                                                NEWS RELEASE

                                    Contact:    Donald F. Gayhardt
                                                President
                                                Dollar Financial Group, Inc.
FOR IMMEDIATE RELEASE                           (610) 640-5925
---------------------


          DOLLAR FINANCIAL GROUP ANNOUNCES OPERATING RESULTS FOR FISCAL
                     SECOND QUARTER ENDED DECEMBER 31, 2003



         BERWYN, Pennsylvania, February 3, 2004 - Dollar Financial Group, Inc., a leading international financial services company serving under-banked consumers, today announced operating results for the fiscal second quarter ended December 31, 2003.


         For the fiscal quarter ended December 31, 2003, revenue increased 14.1% to $60.8 million from $53.3 million reported for the comparable quarter in the prior fiscal year. Comparable retail store, franchised store and document transmitter revenues increased 13.2%, or $7.0 million, for the quarter. Adjusted EBITDA increased $3.7 million, or 32.3%, to $15.1 million for the quarter ended December 31, 2003 from $11.4 million for the quarter ended December 31, 2002. Adjusted EBITDA as a percentage of revenue increased to 24.9% for the second fiscal quarter from 21.5% in the comparable quarter in the prior year. Net loss increased $1.4 million, or 558%, to $1.6 million for the quarter from a loss of $250,000 for the comparable quarter in the prior fiscal year. Net loss as a percentage of revenue increased to 2.7% for the second fiscal quarter from a loss of 0.5% for the comparable quarter in the prior fiscal year. The increase in the net loss was primarily due a $7.2 million charge for the extinguishment of debt related to the refinancing transaction.


Adjusted EBITDA is not an item prepared in accordance with GAAP. Adjusted EBITDA is earnings before interest expense, income tax provision, depreciation, amortization and other items described below. We present Adjusted EBITDA as an indication of operating performance and our ability to service our debt and capital expenditure requirements. Adjusted EBITDA does not indicate whether our cash flow will be sufficient to fund all of our cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net (loss) income, cash flows from operating activities or other measures of operating performance or liquidity determined in accordance with GAAP. We believe that these amounts should be reviewed by prospective investors because we use them as one means of analyzing our ability to service our debt and capital expenditure requirements, and we understand that they are used by some investors as one measure of a company's historical ability to service its debt and capital expenditure requirements. Not all companies calculate EBITDA in the same fashion, and


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therefore  these amounts as presented  may not be comparable to other  similarly titled measures of other companies. The table below reconciles net income as reported on our statements of operations to Adjusted EBITDA (dollars in thousands):

                                                                 Three Months Ended        Six Months Ended
                                                                     December 31,            December 31,
                                                                ---------------------   ----------------------
                                                                   2002        2003        2002        2003
                                                                ----------  ---------   ----------   ---------
Net Income (loss)                                                $  (250)    $(1,645)     $   561     $  (503)
Add:
Loss on store closings and sales and other restructuring           1,802          61        2,290         121
Depreciation and amortization                                      2,469       2,404        4,931       4,810
Interest expense                                                   4,893       6,427        9,824      11,674
Loss on extinguishment of debt                                         0       7,209            0       7,209
Foreign currency loss (gain)                                          (6)       (250)          96        (303)
Income tax provision                                                  23         920        1,933       5,208
Establishment of reserve for legal matter                          2,500           0        2,500           0
                                                                ----------  ---------   ----------   ---------
Adjusted EBITDA                                                  $11,431     $15,126      $22,135     $28,216
                                                                ==========  =========   ==========   =========


         Commenting on the results, Jeff Weiss, the Company's Chairman and Chief Executive Officer said, "The second quarter of fiscal 2004 was an excellent one for the Company and we continue to be pleased with our sustained operational improvements and earnings progress. Our revenue growth remains solid, key loss metrics were in line with expectations and our continued focus on cost control and efficiencies drove substantial absolute dollar and margin improvement. Finally, I would like to offer my thanks to all of our employees - more than 3,300 in the U.S., Canada and the U.K. - whose dedication and effort have made possible the results that we are announcing today."

         Don Gayhardt, the Company's President, continued, "The U.S. economy is expanding, particularly in low-wage, service sector industries, and we are seeing some signs of progress in our core domestic check cashing business. Across the board, our consumer lending businesses were solid and our overall loss rates in these areas continue to improve. Our international businesses turned in another strong quarter and our income and cash flows continue to benefit from stronger foreign currencies. Finally, in November, we completed a refinancing transaction that provides substantially increased operating and capital flexibility to the Company while lowering our borrowing rates".

         This release may contain certain forward-looking statements regarding the Company's expected performance for future periods. Actual results for such periods may materially differ. Such forward-looking statements involve risks and uncertainties, including risks related to depository institutions and of changing market conditions in the overall economy and the industry, consumer demand, the opening of new stores, the success of the Company's acquisition strategy and other factors detailed from time to time in the Company's annual and other reports filed with the Securities and Exchange Commission.

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